                                                                    Exhibit 1(c)

                     MERRILL LYNCH BASIC VALUE FUND, INC.
                            ARTICLES SUPPLEMENTARY
                    INCREASING THE AUTHORIZED CAPITAL STOCK
                     AS AUTHORIZED BY SECTION 2-105(c) OF
                     THE MARYLAND GENERAL CORPORATION LAW

        Merrill Lynch Basic Value Fund, Inc., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST:   In accordance with Section 2-105(c) of the Maryland General
Corporation Law, the Board of Directors has increased the authorized capital stock of the Corporation to 100,000,000 shares of Class A Common Stock (par value $0.10 per share) and 100,000,000 shares of Class B Common Stock (par value $0.10 per share).

        SECOND: The Corporation, is registered as an open-end investment company under the Investment Company Act of 1940.

        THIRD:   (a) As of immediately before the increase, the total number of shares of stock of all classes which the Corporation has authority to issue is 100,000,000 shares of Common Stock (par value $0.10 per share).

                 (b) As increased the total number of shares of stock of all classes which the Corporation has authority to issue is 200,000,000 shares of Common Stock (par value $0.10 per share.

                 (c) The aggregate par value of all shares having a par value is $10,000,000 before the increase and $20,000,000 as increased.

        IN WITNESS WHEREOF, Merrill Lynch Basic Value Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on October 3, 1988.

                                        MERRILL LYNCH BASIC VALUE FUND, INC.

                                        By:  /s/ Arthur Zeikel
                                             Arthur Zeikel, President

Witness:

/s/ Mark B. Goldfus
-------------------
Mark B. Goldfus, Secretary

        THE UNDERSIGNED President Merrill Lynch Basic Value Fund, Inc., who executed on behalf of the Corporation Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                           /s/ Arthur Zeikel
                                           ------------------
                                            Arthur Zeikel, President


                                      2